EXHIBIT 4.6

                                THIRD AMENDMENT
                                       TO
                           FIRST AMENDED AND RESTATED
                         COMMON SHARES RIGHTS AGREEMENT



     Third Amendment dated as of November 2, 1994 (the "Amendment"), to the First Amended and Restated Common Shares Rights Agreement dated as of December 14, 1990, as amended to date (the "Agreement"), between Sun Microsystems, Inc., a Delaware corporation (the "Company") and The First National Bank of Boston (the "Rights Agent").

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Agreement as set forth herein and the Rights Agent has agreed to such amendment; and

     WHEREAS, the Company and the Rights Agent have determined that, pursuant to
Section 27 of the Agreement, the Agreement may be amended as set forth herein without the approval of the holders of the Rights (as defined in the Agreement).

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Agreement is hereby amended as follows:

     1. Section 1(c)(i) of the Rights Agreement is hereby amended in its entirety to read as follows:

     "(c) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

            (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation); provided, however, if such Person or any of such Person's Affiliates and Associates, as the case may be, files pursuant to Rule 13d-1 of the Exchange Act a
            Schedule 13G and, therefore, is not required to file a Schedule 13D, reporting beneficial ownership of not greater than twenty percent (20%) of the Company's outstanding Common Shares, then such Person, or any of such Person's Affiliates or Associates, as the case may be, shall not be deemed the "Beneficial Owner" and shall not be considered to "beneficially own" any securities so held nor be deemed an "Acquiring Person" for purposes of this Agreement, but only for so long as such Person, or any such Person's Affiliates or Associates, as the case may be, (i) does not file, nor in the determination of the Board of Directors is it required to file, a report on Schedule 13D pursuant to Section 13(d) or Rule 13d-1 of the Exchange Act, or (ii) notwithstanding the foregoing proviso, beneficially owns less than twenty percent (20%) of the Company's outstanding Common Shares."

     2. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed as of the day and year first above written.


                                        SUN MICROSYSTEMS, INC.



                                        By:  /s/  MICHAEL H. MORRIS
                                           -------------------------------
                                        Name:  Michael H. Morris
                                        Title: Vice President, General Counsel
                                               and Secretary



                                        THE FIRST NATIONAL BANK OF BOSTON



                                        By:  /s/  KATHERINE S. ANDERSON
                                           -------------------------------
                                        Name:  Katherine S. Anderson
                                        Title: Administration Manager